UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 23, 2017

CYTOSORBENTS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36792	98-0373793
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey	08852
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 329-8885

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On May 30, 2017, CytoSorbents Corporation (the “Company”) issued a press release announcing the appointment of Eric R. Mortensen, M.D., Ph.D. as the Company’s Chief Medical Officer, pursuant to the terms of an employment agreement by and between the Company and Dr. Mortensen dated May 23, 2017 (the “Employment Agreement”). A copy of the press release is furnished as Exhibit 99.1 hereto.

For the past two years, Dr. Mortensen served as the Vice President & Therapeutic Area Clinical Head for Inflammation and Immunology at Pfizer, leading Pfizer’s global, late-stage development organization for programs in inflammatory diseases including studies for Enbrel® and Xeljanz®. Prior to assuming his most recent role, Dr. Mortensen held various other positions Pfizer: from 2011 through 2014, he served as the Clinical Inflammation Development Strategy Lead and co-chair for Inflammation’s Therapeutic Area Strategy Team (TAST), and from 2008 through 2011, he served as the Vice President, Global Medicine Development Group Global Lead for Xeljanz and Assistant Vice President and Global Therapeutic Area Director for Enbrel. In addition, from 2001 through 2008, Dr. Mortensen worked at GlaxoSmithKline, where he led clinical programs for the reintroduction of alosetron to the US market, the registration program for alvimopan, and medical affairs programs for assets within the Women’s Health, Urology, Acute Care, Gastrointestinal and Ophthalmologic business units. Prior to that, Dr. Mortensen spent five years at Merck Research Laboratories, where he was responsible for registration studies of the COX2 inhibitors rofecoxib and etoricoxib. Dr. Mortensen received his medical degree from the Harvard University and Massachusetts Institute of Technology Division of Health Sciences and Technology, and his doctorate in biophysics from the Graduate School of Arts and Sciences at Harvard University. Dr. Mortensen completed his residency training in internal medicine at Massachusetts General Hospital and a fellowship in gastroenterology at the University of Michigan Medical Center, Ann Arbor.

Dr. Mortensen’s Employment Agreement provides for an initial term commencing June 1, 2017 and ending December 31, 2019. Thereafter, the Employment Agreement shall automatically renew for an additional one year term, unless either the Company or Dr. Mortensen provides written notice of non-renewal at least 60 days prior to the end of the initial term. Dr. Mortensen is entitled to a base salary of $330,000 per year, and such salary will be reviewed on an annual basis by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). Dr. Mortensen is eligible to receive equity compensation under the CytoSorbents Corporation 2014 Long-Term Incentive Plan and shall be entitled to an incentive compensation award in the event of a Change of Control (as defined in the Employment Agreement) of the Company, on such terms and conditions as determined by the Compensation Committee. The Employment Agreement contains customary covenants regarding non-competition, non-solicitation, confidentiality and work made for hire.

The foregoing description of Dr. Mortensen’s Employment Agreement is qualified in its entirety by the terms of the Employment Agreement, which is filed as Exhibit 10.1 hereto and incorporate herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description.

10.1	Employment Agreement by and between the Company and Eric R. Mortensen, M.D., Ph.D., dated May 23, 2017.

99.1	Press release of the Company dated May 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 30, 2017	CYTOSORBENTS CORPORATION

	By:	/s/ Dr. Phillip P. Chan
	Name:	Dr. Phillip P. Chan
	Title:	President and Chief Executive Officer